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                                                                    EXHIBIT 3.01

             FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                                  ZAMBA CORPORATION

     Zamba Corporation, a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

     FIRST: The name of this corporation (hereinafter the "Corporation") is ZAMBA CORPORATION. The name was changed to Zamba Corporation from Racotek, Inc. on October 5, 1998, in connection with a merger that was completed on September 22, 1998. The corporation was originally incorporated under the name RaCoTek, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware is August 15, 1990. The current articles of incorporation, the Third Amended and Restated Certificate of Incorporation, are dated December 17, 1993.

     SECOND: The text of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to become the Fourth Amended and Restated Certificate of Incorporation and to read as follows:

                                      ARTICLE 1

     The name of this Corporation is Zamba Corporation.

                                      ARTICLE 2

     The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is: The Prentice-Hall Corporation System, Inc.

                                      ARTICLE 3

     The purposes and powers of the Corporation shall be to conduct any lawful act or activity, for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      ARTICLE 4

     SECTION 1.     CLASSES OF STOCK

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock", both of which shall have a par value of $0.01 per share. The total number of shares which the Corporation is authorized to issue is 60,000,000, of which 55,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

     SECTION 2.     DESIGNATION OF SERIES OF PREFERRED STOCK

     The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not above the total number of shares of Preferred Stock authorized when combined with other series of Preferred Stock nor below the number of shares of such series then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior the adoption of the resolution originally fixing the number of shares of such series.

     Except as may be expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article 4, any new series of Preferred Stock may be designated,


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fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                      ARTICLE 5

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or its stockholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) liability for any transaction for which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                      ARTICLE 6

     The power to adopt, amend, or repeal the Bylaws of this Corporation is hereby conferred upon the Board of Directors to the full extent permitted by law, subject, however, to the power of the stockholders of this Corporation to adopt, amend, or repeal Bylaws.

                                      ARTICLE 7

     Election of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

     THIRD:    This Fourth Amendment and Restated Certificate of Incorporation
has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, with notice to nonconsenting stockholders having been given in accordance with Section 228(d) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Zamba Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary in Minneapolis, Minnesota this 29th day of December, 1998.

                                   ZAMBA CORPORATION

                                   By: /s/ Paul Edelhertz
                                           Paul Edelhertz, Chief Executive
                                           Officer

ATTEST:


/s/ Ian Nemerov
Ian Nemerov, Secretary


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